UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2024

Rapid7, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,
Boston,	Massachusetts	02114
(Address of principal executive offices), including zip code
(617) 247-1717
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Accounting Officer

On January 9, 2024, Rapid7, Inc. (the “Company”) announced the appointment of Scott Murphy, 43, as its new Senior Vice President, Chief Accounting Officer, effective on March 4, 2024. Upon the commencement of his employment with the Company, Mr. Murphy will assume the duties of the Company’s principal accounting officer. Mr. Murphy most recently served as Vice President, Chief Accounting Officer and Controller at Booz Allen Hamilton Inc. since February 2022. He joined Booz Allen Hamilton Inc. as Corporate Controller in May 2021. Prior to that, Mr. Murphy held various roles at Iron Mountain Inc., including Vice President, Americas Controller, from December 2019 through May 2021 and Vice President, Global Controller, from June 2018 through December 2019. He began his career in public accounting at Ernst & Young LLP. Mr. Murphy received an MSA and BSBA in Accounting from Bryant University and is a Certified Public Accountant.

Compensatory Arrangements

In connection with his appointment, on January 7, 2024, Mr. Murphy and the Company entered into an offer letter (the “Offer Letter”), pursuant to which Mr. Murphy will receive an annual base salary of $370,000 and be eligible to earn an annual bonus equal to 50% of his base salary subject to the Company’s executive bonus plan then in effect, prorated from his start date. Mr. Murphy will also receive a one-time cash sign-on bonus of $75,000, less applicable withholdings or taxes, which must be repaid in full (net of any withholding taxes) if his employment is terminated for cause (as defined in the Offer Letter) or he voluntarily resigns during his first year of employment. Mr. Murphy is also eligible to participate in the Company’s employee benefit plans, as may be maintained by the Company from time to time, on the same terms as other similarly situated employees of the Company.

Under the Offer Letter, Mr. Murphy is eligible to receive a restricted stock unit award with an approximate value of $800,000, with the underlying number of shares of common stock for such award determined using the 30-trading day average closing price through and including the date of grant, pursuant to the terms and conditions of the Company's 2015 Equity Incentive Plan, as amended (the “Plan”), and the applicable award agreement thereunder. The award will vest over a three-year period with 1/3 of the award vesting on April 15, 2025, with quarterly vesting thereafter, subject to Mr. Murphy’s continued service on each such vesting date.

In connection with his appointment, on January 7, 2024, Mr. Murphy and the Company also entered into a Severance and Equity Award Vesting Acceleration Letter (the “Severance Letter”), which provides for severance payments and benefits summarized as follows: in the case of a termination of Mr. Murphy’s employment either (x) by the Company without cause (as defined in the Plan) or (y) by Mr. Murphy for good reason (as defined in his Severance Letter and each such termination, a “Qualifying Termination”), Mr. Murphy will be entitled to: (i) continued payment of base salary for three months following termination of employment and (ii) payment of premiums for continued health benefits under COBRA for up to three months. If a Qualifying Termination occurs within three months prior to or 12 months following a change in control of the Company, then Mr. Murphy will be entitled to: (i) continued payment of base salary for 6 months following termination of employment, (ii) payment of premiums for continued health benefits under COBRA for up to 6 months, (iii) 50% of Mr. Murphy’s target performance bonus for the year in which the termination of employment occurs, and (iv) accelerated vesting of all of Mr. Murphy’s equity awards then outstanding on such date of termination of employment (or, in the event that any outstanding award is not assumed or substituted by the successor or acquiror entity in such change in control, upon and subject to the consummation of such change in control). The foregoing summary description of the material terms of Mr. Murphy’s compensatory arrangements does not purport to be complete and is qualified in its entirety by the actual terms of his Offer Letter and his Severance Letter.

The Company plans to enter into an indemnification agreement with Mr. Murphy in connection with his appointment in substantially the same form as that entered into with other executives of the Company filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on March 10, 2016.

There are no family relationships between Mr. Murphy and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Murphy has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Murphy and any other person pursuant to which Mr. Murphy was appointed to his future position with the Company.

Effective upon commencement of Mr. Murphy’s employment at the Company on March 4, 2024, Tim Adams, the Company’s Chief Financial Officer, will cease to serve as the Company’s principal accounting officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: January 9, 2024	By:	/s/ Tim Adams
Tim Adams
Chief Financial Officer